Exhibit 1(a)

PRICING AGREEMENT

March 8, 2004

Goldman, Sachs & Co.

Lehman Brothers Inc.

Credit Suisse First Boston LLC

c/o Goldman, Sachs & Co.

85 Broad Street

New York, NY 10004

Dear Sirs:

WAL-MART STORES, INC., a Delaware corporation (the “Company”), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated February 18, 2003, (the “Underwriting Agreement”), between the Company, on the one hand, and you, as parties deemed to be a signatory to the Underwriting Agreement with respect to the issuance and sale of the Designated Securities contemplated hereby, on the other hand, to issue and sell to the Underwriters named in Schedule I hereto (the “Underwriters”) the Securities specified in Schedule II hereto (the “Designated Securities”).

Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty that refers to the Prospectus in Section 2 or 3 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Prospectus (as therein defined), and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus as amended or supplemented relating to the Designated Securities that are the subject of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined.

A supplement to the Prospectus, relating to the Designated Securities, in the form heretofore delivered to you, is now proposed to be filed with the Commission.

Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agree, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the principal amount of Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto.

If the foregoing is in accordance with your understanding, please sign and return to us three counterparts hereof, and upon acceptance hereof by you, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Company.

Very truly yours,

WAL-MART STORES, INC.

By:	/s/ Joseph J. Fitzsimmons

	Name:	Joseph J. Fitzsimmons
	Title:	Senior Vice President-Finance and Treasurer

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Accepted as of the date hereof:

/s/ Goldman, Sachs & Co.

(Goldman, Sachs & Co.)

LEHMAN BROTHERS INC.

By:	/s/ Allen B. Cutler

Name: Allen B. Cutler
	Title:	Managing Director

CREDIT SUISSE FIRST BOSTON LLC

By:	/s/ Joseph D. Fashano

	Name:	Joseph D. Fashano
	Title:	Director

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SCHEDULE I

Underwriter	Principal Amount of Notes to be Purchased
Goldman, Sachs & Co.	$250,000,000
Credit Suisse First Boston LLC	$250,000,000
Lehman Brothers Inc.	$250,000,000

TOTAL	$750,000,000

Schedule I

SCHEDULE II

TITLE OF DESIGNATED SECURITIES:

4.125% Notes Due 2011 (the “Notes”).

AGGREGATE PRINCIPAL AMOUNT:

$750,000,000.00.

INITIAL OFFERING PRICE TO PUBLIC:

The Underwriters will offer the Notes to the public from time to time for sale in negotiated transactions, or otherwise, at varying prices to be determined at the time of each sale (including accrued interest from February 18, 2004).

PURCHASE PRICE TO UNDERWRITERS:

The purchase price to the Underwriters shall be 101.293% of the principal amount of the Notes, plus accrued interest from February 18, 2004. Accordingly, the aggregate purchase price payable by the Underwriters to the Company will be $759,697,500, plus accrued interest from February 18, 2004 totaling $2,320,312.5, which equals $762,017,812.5.

SPECIFIED FUNDS FOR PAYMENT OF PURCHASE PRICE:

Immediately available funds by wire.

INDENTURE:

Indenture dated as of December 11, 2002, between the Company, as Issuer, and J.P. Morgan Trust Company, National Association, as successor in interest to Bank One Trust Company, NA, as Trustee.

MATURITY:

February 15, 2011.

INTEREST RATE:

4.125% from and including February 18, 2004. Accrued and unpaid interest shall be payable semi-annually in arrears and shall be calculated on the basis of a 360-day year of twelve 30-day months.

In addition, the Company shall pay Additional Amounts to holders of the Notes as, and to the extent set forth under the caption “Description of the Notes—Payment of Additional Amounts” in the Prospectus Supplement dated the date hereof relating to the Notes.

Schedule II-1

INTEREST PAYMENT DATES:

February 15 and August 15 of each year, commencing on August 15, 2004.

INTEREST PAYMENT RECORD DATES:

February 1 and August 1 of each year, commencing on August 1, 2004.

REDEMPTION PROVISIONS:

No mandatory redemption provisions.

The Company may, at its option, redeem the Notes in whole, but not in part, as set forth under the caption “Description of the Notes—Redemption upon a Tax Event” in the Prospectus Supplement dated the date hereof relating to the Notes.

SINKING FUND PROVISIONS:

None.

OTHER PROVISIONS:

As set forth in the Prospectus Supplement dated March 8, 2004 (the “Prospectus Supplement”) to the Prospectus dated December 27, 2002 (the “Prospectus”).

TIME OF DELIVERY:

9:30 a.m. (New York City time) on March 15, 2004.

CLOSING LOCATION:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

NAMES AND ADDRESSES OF REPRESENTATIVES:

Goldman, Sachs & Co. 85 Broad Street New York, NY 10004	Credit Suisse First Boston LLC 11 Madison Avenue New York, NY 10010

Lehman Brothers Inc. 745 Seventh Avenue New York, NY 10019

Schedule II-2

ADDRESSES FOR NOTICES:

Goldman, Sachs & Co. 85 Broad Street New York, NY 10004 Attention: Registration Department Fax: (212) 902-9020	Credit Suisse First Boston LLC 11 Madison Avenue New York, NY 10010 Attention: Transaction Advisory Group Fax: (212) 325-4296

Lehman Brothers Inc. 745 Seventh Avenue New York, NY 10019 Attention: Debt Capital Markets Consumer Retail Group (with a copy to the General Counsel at the above address) Fax: (212) 526-0943

OTHER MATTERS:

(A)	Each of the Underwriters hereby represents to, and agrees with, the Company that: (1) it has not offered or sold and, prior to the expiry of the period of six months after the date of issue of the Notes, will not offer or sell any Notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (2) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any Notes in circumstances in which section 21(1) of the FSMA does not apply to us; and (3) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

(B)	Each of the Underwriters hereby acknowledges and agrees that the Notes have not been registered under the Securities and Exchange Law of Japan and are not being offered or sold and may not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (1) pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and (2) in compliance with any other applicable requirements of Japanese law.

(C)

Each of the Underwriters hereby represents to, and agrees with, the Company that it has not offered or sold and will not offer or sell the Notes, nor will it circulate or distribute the Prospectus Supplement and the Prospectus or any other offering

Schedule II-3

document or material in connection with the offer of the Notes, whether directly or indirectly, to the public or any member of the public in Singapore other than (1) to an institutional investor or other person specified in Section 106C of the Singapore Companies Act, (2) to a sophisticated investor, and in accordance with the conditions, specified in Section 106D of the Singapore Companies Act or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Singapore Companies Act.

(D)	Each of the Underwriters hereby acknowledges and agrees that the Notes may not be offered, sold, transferred or delivered in or from The Netherlands, as part of their initial distribution or as part of any re-offering, and neither the Prospectus Supplement and the Prospectus nor any other document in respect of the offering may be distributed or circulated in The Netherlands, other than to individuals or legal entities which include, but are not limited to, banks, brokers, dealers, institutional investors and undertakings with a treasury department, who or which trade or invest in securities in the conduct of a business or profession.

(E)	Each of the Underwriters has acknowledged and agreed that no offer to sell the Notes has been or will be made in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”), by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, except in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32) of Hong Kong, and unless permitted to do so under the securities laws of Hong Kong, no person has issued or had in its possession for the purpose of issue, and will not issue or have in its possession for the purpose of issue, any advertisement, document or invitation relating to the Notes in Hong Kong other than with respect to the Notes intended to be disposed of to persons outside Hong Kong or only to persons whose business involves the acquisition, disposal or holding of securities whether as principal or agent.

(F)	The Underwriters hereby severally confirm, and the Company hereby acknowledges, that the sole information furnished in writing to the Company by, or on behalf of, the Underwriters specifically for inclusion in the Prospectus Supplement is as follows:

(1) the names of the Underwriters on the front cover page of the Prospectus Supplement;

(2) the fourth paragraph of text on page S-2 of the Prospectus Supplement concerning stabilization, overallotment and related activities by the Underwriters.

(3) the first sentence of the second paragraph of text under the caption “Underwriting” in the Prospectus Supplement concerning certain terms of the offering by the Underwriters; and

Schedule II-4

(4) the third paragraph of text under the caption “Underwriting” in the Prospectus Supplement concerning stabilization, overallotment and related activities by the Underwriters.

(G)	With respect to matters of New York law, Hughes & Luce, L.L.P. may rely on a written opinion of Fulbright & Jaworski L.L.P., a true and correct copy of which is to be delivered to the Designated Underwriters at the Time of Delivery.

(H)	Notwithstanding any provision of this Pricing Agreement, the Underwriting Agreement or the Indenture to the contrary, the Notes shall constitute part of the same series as the $1,250,000,000 aggregate principal amount of 4.125% Notes due 2011 issued and sold by the Company on February 18, 2004 (the “Original Notes”). Without limiting the generality of the preceding sentence, the Notes to be issued and sold pursuant to this Pricing Agreement shall bear the same CUSIP (931142BV4), ISIN (US931142BV49) and Common Code (018656868) numbers as the Original Notes.

Schedule II-5